Exhibit 4.2



                             ASSOCIATED BANC-CORP

                             Officers' Certificate
                   Pursuant to Section 3.01 of the Indenture



          Brian R. Bodager, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, and William M. Bohn, Senior Vice President and Corporate Counsel, of Associated Banc-Corp, a Wisconsin corporation (the "Company"), acting pursuant to the resolutions of the Board of Directors dated April 4, 2001 and April 25, 2001, and the resolution of the Pricing Committee, appointed by the Board of Directors of the Company on August 1, 2001 (the "Operative Resolutions"), hereby determines that:

          The Company shall issue a series of Subordinated Debt Securities (the "Notes") referred to in the Operative Resolutions under its Indenture, dated as of August 6, 2001, (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), in accordance with the following terms:

          1. The Notes shall be designated 6 3/4% Subordinated Notes due 2011;

          2. The aggregate principal amount of the Notes shall initially be limited to $200,000,000;

          3. The principal of the Notes shall be payable on August 15, 2011;

          4. The interest rate on the Notes shall be 6 3/4% per annum calculated on the basis of a 360 day year of twelve (12) 30-day months;

          5. Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the

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Borough of Manhattan, The City of New York, in such
coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

          6. The Notes will not be redeemable;

          7. The Notes shall bear interest from August 6, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on February 15 and August 15, commencing February 15, 2002, to the person in whose name the Note (or any predecessor
Note) is registered at the close of business on the January 15 or July 15, as the case may be, next preceding such Interest Payment Date (each of which shall be a "Regular Record Date"); and

          8. The Company shall not provide a sinking fund for the Notes.

          IN WITNESS WHEREOF, we have hereunto signed our names and affixed the seal of the Company.

Dated: August 6, 2001

                                  By:         /s/ Brian R. Bodager
                                       -------------------------------
                                        Name:   Brian R. Bodager
                                        Title:  Executive Vice President,
                                                Chief Administrative Officer,
                                                General Counsel & Corporate
                                                Secretary


                                  By:         /s/ William M. Bohn
                                       ---------------------------------
                                        Name:   William M. Bohn
                                        Title:  Senior Vice President and
                                                Corporate Counsel

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